UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K/A

CURRENT REPORT
AMENDMENT NO. 1

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2006
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Orthofix International N.V.
(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat	N/A
Curaçao
Netherlands Antilles
(Address of principal executive offices)	(Zip Code)

______________________

Registrant’s telephone number, including area code: 011-59-99-465-8525
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 4, 2006, Orthofix International N.V. (“Orthofix” or the “Company”) entered into a definitive merger agreement (the “Merger Agreement”) with Blackstone Medical, Inc., a privately held Massachusetts corporation (“Blackstone”). Blackstone is engaged in the design, development and marketing of spinal implant and related biologic products.

Summary of the terms of the Merger Agreement:

Form of Transaction. New Era Medical Corp. (“Merger Sub”), a newly formed wholly-owned subsidiary of Orthofix Holdings, Inc. (“Orthofix Holdings”), will merge with and into Blackstone (the “Merger”), with Blackstone remaining as the surviving corporation and a wholly-owned subsidiary of Orthofix Holdings. Orthofix Holdings is an indirect wholly-owned U.S. subsidiary of Orthofix. Orthofix is a party to the Merger Agreement and will guarantee the performance of both Orthofix Holdings and Merger Sub.

Merger Consideration. All outstanding shares of Blackstone’s Class A Voting Common Stock and Class B Nonvoting Common Stock (collectively, “Common Stock”), as well as all vested options and warrants, will be converted into the right to receive at the closing an aggregate of $333 million in cash, subject to certain adjustments.

Indemnification and Escrow. The Merger Agreement provides that the Blackstone shareholders will indemnify Orthofix Holdings for breaches of representations and warranties as well as certain other specified matters. These post-closing indemnification obligations of the Blackstone shareholders are limited to a cumulative aggregate amount of $66,600,000. At closing, an escrow fund will be established to fund indemnification obligations payable during the first two years after closing. The initial amount of the escrow fund will be $49,950,000. The amount of the fund will be reduced to $24,975,000 (plus amounts covering any pending and unresolved indemnification claims) one year after closing. The remaining amount in the escrow fund will be released, subject to pending and unresolved indemnification claims, two years after closing. Orthofix Holdings also will be entitled to seek direct personal recourse against certain principal shareholders of Blackstone after all monies on deposit in the escrow fund have been paid out or released or are the subject of pending or unresolved indemnification claims but only for a period of six years from the closing date of the Merger and only up to an amount equal to $66,600,000 less indemnification claims previously paid.

Representations, Warranties and Covenants. The Merger Agreement contains representations, warranties and covenants of Orthofix, Orthofix Holdings, Merger Sub, Blackstone and the principal shareholders of Blackstone. The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other parties to the Merger Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosures made to the other party in connection with the Merger Agreement, (ii) are subject to the materiality standards contained in the Merger Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Financing. Wachovia Bank, N.A. and Citigroup have provided to Orthofix Holdings an underwritten commitment for senior debt financing for the full amount of the merger consideration.

Blackstone Shareholder Approval. Holders of all outstanding shares of Blackstone’s Class A Voting Common Stock have approved the Merger Agreement through written consent.

Closing Conditions. The closing of the Merger is subject to Orthofix’s receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act, completion of the financing for the merger consideration and satisfaction of certain other customary conditions to closing.

End Date. Orthofix Holdings and Blackstone each have the right to terminate the Merger Agreement if, among other circumstances, the Merger has not been consummated on or before October 15, 2006 (the “End Date”). However, such date will be automatically extended until December 31, 2006 if the expiration or termination of any applicable waiting period or any required clearances under the Hart-Scott-Rodino Antitrust Improvements Act or applicable foreign competition laws has not been obtained by the End Date.

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The above description of the Merger Agreement does not purport to be a complete statement of the parties’ rights and obligations under that agreement and the transactions contemplated thereby. The above description is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Amendment No. 1 to the Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated August 4, 2006 by and among Orthofix International N.V., Orthofix Holdings Inc., New Era Medical Corp., Blackstone Medical, Inc., the principal shareholders of Blackstone Medical, Inc. and William G. Lyons, III, as the Equityholders’ Representative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Raymond C. Kolls
Raymond C. Kolls
Vice President, General Counsel & Corporate Secretary

Date: August 7, 2006

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated August 4, 2006 by and among Orthofix International N.V., Orthofix Holdings Inc., New Era Medical Corp., Blackstone Medical, Inc., the principal shareholders of Blackstone Medical, Inc. and William G. Lyons, III, as the Equityholders’ Representative.